INTERDIGITAL ANNOUNCES FIRST QUARTER 2013 FINANCIAL RESULTS
Strong Free Cash Flow, Driven by New and Renewed License Agreements
Company Files to Confirm $30 Million Arbitration Award

WILMINGTON, DE.—(GLOBE NEWSWIRE)—InterDigital, Inc. (NASDAQ: IDCC), a wireless research and development company, today announced results for the first quarter ended March 31, 2013.
Highlights for first quarter 2013:

•	Revenue of $47.4 million;

•	Net loss of $12.3 million, or $0.30 per diluted share;

•	Ending cash and short-term investments totaling $635.8 million; and

•	Free cash flow[1] of $70.9 million.

“The quarter came in as we expected. The business continues to deliver strong free cash flow, but revenue was affected by the expiration of the 2009 Samsung patent license agreement, though that roll-off was partially offset by the new license agreement with Sony,” stated William J. Merritt, President and Chief Executive Officer. “In addition, although it did not impact our first quarter financial results, we recently filed to confirm a $30 million award from an international arbitration tribunal related to one of our patent license agreements. We remain committed to delivering strong financial results for the full year, as reflected by the level of patent enforcement activity in the quarter, as well as other key initiatives taken during the quarter.”

“Notable moves to start the year included: patent acquisitions totaling approximately 800 patents and patent applications in areas that broaden some existing areas of research; making a strategic investment in BIO-key related to security technology; commencing field trials with a number of major operators involving our Smart Access Manager solution; and successfully presenting at major industry events, where we unveiled some significant advances in video streaming, spectrum management and machine-to-machine technology, among others. We also announced four new or expanded license agreements on terms that are positive for our long-term licensing goals, and further strengthened our executive team to execute on our expanded business strategy. We're confident these moves position us extremely well going forward,” added Mr. Merritt.

First Quarter 2013 Summary

Revenue in first quarter 2013 totaled $47.4 million, compared to $69.3 million in first quarter 2012. This $21.9 million decrease in total revenue was primarily attributable to a $16.8 million decrease in fixed-fee amortized royalty revenue, the majority of which was due to the expiration of the 3G portion of our patent license agreement with Samsung at the end of 2012, which was partially offset by the addition of fixed-fee amortized royalty revenue from the Sony patent license agreement signed in fourth quarter 2012. Per-unit royalty revenue decreased $5.1 million, which was due to lower shipments by BlackBerry and the company's Japanese per-unit licensees.
The company's first quarter 2013 net loss was $12.3 million, or $0.30 per diluted share, a decrease from net income of $10.9 million, or $0.24 per diluted share, in first quarter 2012, primarily due to lower revenue as discussed above, higher intellectual property enforcement costs and a non-cash investment impairment of $6.7 million ($3.7 million net of tax). Not including this non-cash impairment, net loss would have been $8.6 million, or $0.21 per diluted share.
First quarter revenue and operating expenses, not including intellectual property enforcement costs and repositioning charges, were in line with the expectations the company communicated on its February 20, 2013 earnings conference call. Intellectual property enforcement costs increased to $20.7 million, primarily due to the high level of activity surrounding the company's USITC actions, the related federal court actions and several licensee arbitrations.
"The first quarter results and our subsequent arbitration award are examples of the timing differences that sometimes exist between when significant events occur, when we receive cash and when we recognize revenue. We reported a $12.3 million loss for the quarter, driven in part by the non-cash impairment, but we generated almost $71 million of free cash flow in the period," noted Richard J. Brezski, Chief Financial Officer. "Additionally, we were the beneficiary of a $30 million arbitration award associated with a patent license agreement, but we will defer revenue recognition until collectability is reasonably assured."
"In addition, we are still awaiting a decision in a separate arbitration involving one of our technology solutions agreements, and will continue to defer recognition of related revenue until an award in that arbitration is determined. As of March 31, 2013, we have deferred $48 million, nearly all of which has been collected," added Mr. Brezski.
First quarter 2013 operating expenses totaled $62.4 million, an increase of $12.5 million from $49.9 million in first quarter 2012. This increase was driven by an $8.4 million increase in intellectual property enforcement and non-patent litigation costs, a $1.8 million increase in patent amortization, a $1.7 million increase in consulting services and $1.5 million of repositioning costs associated with the company's 2012 voluntary early retirement program ("VERP"). These and other increases were partially offset by decreases in long-term compensation and personnel-related costs totaling $1.4 million. First quarter 2013 intellectual property enforcement costs were $20.7 million as compared to $12.3 million in first quarter 2012, primarily due to costs associated with the USITC actions and various arbitrations with our existing licensees. The increase in patent amortization is primarily attributable to patent acquisitions made within the last year. Consulting services increased to support research and development projects initiated in the last twelve months and patent administration and licensing efforts. The $1.4 million decrease in long-term compensation and personnel-related costs was primarily due to lower personnel levels as a result of the VERP initiated in third quarter 2012, along with lower accrual rates on performance compensation during 2013.
First quarter 2013 other expense of $9.5 million increased $6.8 million from $2.7 million in first quarter 2012. The change between periods primarily resulted from the recognition of an investment impairment during first quarter 2013.
The company's first quarter 2013 effective tax rate was approximately 47 percent, as compared to 34 percent in first quarter 2012. The increase resulted from a discrete first quarter 2013 reversal of a valuation allowance against certain deferred tax assets and the impact of additional forecasted state tax expense on the annualized effective tax rate in 2013. First quarter 2012 includes a $1.5 million after-tax benefit related to interest income on a tax refund.
In first quarter 2013, the company generated $70.9 million of free cash flow compared to cash used of $33.9 million in first quarter 2012. This increase is primarily attributed to higher cash receipts in first quarter 2013, including the receipt of prepayments from licensees.

Conference Call Information
InterDigital will host a conference call on Thursday, April 25, 2013 at 10:00 a.m. Eastern Time to discuss its first quarter 2013 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast under the Events section on the homepage. The company encourages participants to take advantage of the Internet option.

For telephone access to the conference, call (800) 533-7954 within the United States or (785) 830-1924 from outside the United States. Please call by 9:50 a.m. ET on April 25 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's web site in the Investor Relations section. In addition, a telephone replay will be available from 1:00 p.m. ET April 25 through 1:00 p.m. ET April 30. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 2606375.
About InterDigital®
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation: (i) our commitment to delivering strong financial results for the full year and (ii) our belief that the moves made to start the year position us extremely well going forward. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “will,” “continue to,” variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) the ability of our Innovations Group to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) the ability of our Solutions Group to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (ix) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
Footnote

1    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)
(unaudited)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2013	2012
REVENUES:
Per-unit royalty revenue	$29,314	$34,446
Fixed fee amortized royalty revenue	16,910	33,681
Past sales	687	455
Technology solutions revenue	452	723
	47,363	69,305

OPERATING EXPENSES:
Patent administration and licensing	36,875	23,228
Development	16,146	17,489
Selling, general and administrative	7,842	9,183
Repositioning	1,544	—
	62,407	49,900

(Loss) income from operations	(15,044)	19,405

OTHER EXPENSE	(9,480)	(2,734)
(Loss) income before income taxes	(24,524)	16,671
INCOME TAX BENEFIT (PROVISION)	11,621	(5,741)
NET (LOSS) INCOME	$(12,903)	$10,930
Net (Loss) Income attributable to noncontrolling interest	(634)	—
NET (LOSS) INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$(12,269)	$10,930
NET (LOSS) INCOME PER COMMON SHARE — BASIC	$(0.30)	$0.24
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	41,138	45,401
NET (LOSS) INCOME PER COMMON SHARE — DILUTED	$(0.30)	$0.24
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	41,138	45,946
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10

SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)
(unaudited)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2013	2012
Net (loss) income before income taxes	$(24,524)	$16,671
Taxes paid	(1,813)	(906)
Non-cash expenses	22,525	10,084
Increase in deferred revenue	11,569	17,718
Deferred revenue recognized	(25,472)	(56,865)
Increase (decrease) in operating working capital, deferred charges and other	93,953	(12,407)
Capital spending and capitalized patent costs	(5,352)	(8,158)
FREE CASH FLOW	70,886	(33,863)

Tax benefit from share-based compensation	140	1,468
Payments on long-term debt, including capital leases	—	(77)
Acquisition of patents	(12,500)	(1,000)
Long-term investments	(445)	—
Dividends paid	—	(4,570)
Share repurchases	—	(25,325)
Net proceeds from exercise of stock options	209	240
Unrealized gain on short-term investments	239	1,135
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS	$58,529	$(61,992)

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Cash & short-term investments	$635,808	$577,279
Accounts receivable (net)	51,512	169,874
Current deferred tax assets	43,155	36,997
Other current assets	31,039	30,197
Property & equipment and patents (net)	198,460	185,381
Other long-term assets (net)	54,713	56,881
TOTAL ASSETS	$1,014,687	$1,056,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$52,389	$66,608
Current deferred revenue	111,949	106,305
Long-term deferred revenue	142,276	161,820
Long-term debt & other long-term liabilities	202,425	203,171
TOTAL LIABILITIES	509,039	537,904
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	506,282	518,705
Noncontrolling interest	(634)	—
TOTAL EQUITY	505,648	518,705
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,014,687	$1,056,609

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY / (USED IN) OPERATING ACTIVITIES

In the summary consolidated statements of cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure.

	FOR THE THREE MONTHS ENDED MARCH 31,
	2013	2012
Net cash provided by (used in) operating activities	$76,238	$(25,705)
Purchases of property, equipment, & technology licenses	(429)	(531)
Capitalized patent costs	(4,923)	(7,627)
Free cash flow	$70,886	$(33,863)

InterDigital, Inc:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814